Exhibit 12-B
                                                                     Page 1 of 2



           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)


                                                           Twelve Months Ended December 31,

                                  1997         1996          1995           1994         1993
                               ----------    ----------    ----------    ----------    -------

OPERATING REVENUES             $2,093,972    $2,057,918    $2,035,928    $1,952,425    $1,935,909
                               ----------    ----------    ----------    ----------    ----------

OPERATING EXPENSES              1,658,382     1,729,532     1,653,387     1,622,399     1,600,984
  Interest portion
   of rentals (A)                  10,614        10,666        12,354        10,187        10,944
                               ----------    ----------    ----------    ----------    ----------
    Net expense                 1,647,768     1,718,866     1,641,033     1,612,212     1,590,040
                               ----------    ----------    ----------    ----------    ----------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during
   construction                     2,319         6,647         7,824         4,143         4,756
  Other income, net                 1,919         7,202        14,889        21,995         6,281
                               ----------    ----------    ----------    ----------    ----------
    Total other income
     and deductions                 4,238        13,849        22,713        26,138        11,037
                               ----------    ----------    ----------    ----------    ----------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $  450,442    $  352,901    $  417,608    $  366,351    $  356,906
                               ==========    ==========    ==========    ==========    ==========

FIXED CHARGES:
  Interest on funded
   indebtedness                $   89,869    $   89,648    $   92,602    $   93,477    $  100,246
  Other interest (B)               25,829        21,847        16,337        14,726         6,530
  Interest portion
   of rentals (A)                  10,614        10,666        12,354        10,187        10,944
                               ----------    ----------    ----------    ----------    ----------
    Total fixed
     charges                   $  126,312    $  122,161    $  121,293    $  118,390    $  117,720
                               ==========    ==========    ==========    ==========    ==========

RATIO OF EARNINGS
 TO FIXED CHARGES                    3.57          2.89          3.44          3.09          3.03
                               ==========    ==========    ==========    ==========    ==========

Preferred stock
 dividend requirement              11,376        13,072        14,457        14,795        16,810
Ratio of income before
 provision for
 income taxes to
 net income (C)                     152.9%        147.6%        148.8%        152.3%        151.1%
Preferred stock
 dividend requirement
 on a pretax basis                 17,394        19,294        21,512        22,529        25,400
Fixed charges, as above           126,312       122,161       121,293       118,390       117,720
                               ----------    ----------    ----------    ----------    ----------
  Total fixed charges
   and preferred
   stock dividends             $  143,706    $  141,455    $  142,805    $  140,919    $  143,120
                               ==========    ==========    ==========    ==========    ==========

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                     3.13          2.50          2.92          2.60          2.49
                               ==========    ==========    ==========    ==========    ==========



                                                                    Exhibit 12-B
                                                                     Page 2 of 2



           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)





Notes:


(A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $10,700, $10,700 and $6,628 for the years 1997, 1996 and 1995, respectively.

(C) Represents income before provision for income taxes divided by net income as follows:


                                    Twelve Months Ended December 31,

                            1997       1996       1995       1994       1993
                          --------   --------   --------   --------   --------
Income before provision
 for income taxes         $324,130   $230,740   $296,315   $247,961   $239,187

Net Income                 212,014    156,303    199,089    162,841    158,344

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